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                                                                    Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-78909) and related prospectus, the Registration Statement (Form S-8 No. 33-80201) pertaining to the 1995 Stock Plan, the 1995 Non-Employee Director Stock Plan and the 1995 Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-2030) pertaining to the 1989 Stock Option Plan of Citrix Systems, Inc. of our report dated January 17, 2001 (except for Note 17, as to which the date is March 21, 2001), with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                                /s/ Ernst & Young LLP


West Palm Beach, Florida
March 22, 2001